Exhibit 10.2

ARTICLES OF ASSOCIATION
OF
SINO- FOREIGN EQUITY JOINT VENTURE

WORLDWIDE ENERGY AND MANUFACTURING (NANTONG) CO., LTD.

CHAPTER 1. GENERAL PROVISIONS

Article 1.
These Articles of Association are formulated in accordance with the Company Law of the People’s Republic of China, Sino-Foreign Equity Joint Ventures Law of the People's Republic of China, other relevant laws and regulations of the People’s Republic of China, and the Joint Venture Contract (the “Contract”) entered into by Rugao Brother Solar Energy and Technology, Ltd. (“Party A”) and Worldwide Energy and Manufacturing USA, Inc. (“Party B”) on March 10, 2010 for the joint investment and establishment of Worldwide Energy and Manufacturing (Nantong) Co., Ltd. (the “Company”).

Article 2.	Name and Address of the Company

1.	Name of the Company

The name of the Company is “南通美能得太阳能电力科技有限公司” in Chinese and “Worldwide Energy and Manufacturing (Nantong) Co., Ltd.” in English.

2.	Address of the Company

The legal address of the Company is Qifeng Road, Rucheng Town, Rugao City, Jiangsu Province.

Article 3.	Name and Legal Address of the Parties to the Company

1.	Party A: Rugao Brother Solar Energy and Technology, Ltd.

Legal Representative:	Wang Jianjun
Position:	Executive Director
Nationality:	Chinese
Legal Address:	Qifeng Road, Rucheng Town, Rugao City, Jiangsu Province

2.	Party B: Worldwide Energy and Manufacturing USA, Inc.

Legal Representative:	Wang Yong
Position:	Chairman of the Board
Nationality:	United States of America
Telephone:	+1-650-794-9888
Legal Address:	408 North Canal Street, Units A and B. South San Francisco. CA94080. USA

Article 4.	Type of the Company: Limited Liability Company (Sino-foreign Equity Joint Venture)

Article 5.	The Company is a PRC legal person and shall be governed and protected under the laws of China. All the activities of the Company shall comply with the laws and regulations of China.

CHAPTER 2.  PURPOSE AND BUSINESS SCOPE

Article 6.
The purpose of the Company is to apply advanced domestic and overseas technology; to manufacture and market various types of solar energy product; so as to enable both Party A and Party B to achieve satisfactory economic benefits.

Article 7.
The business scope of the Company is to carry out research, manufacture, process activities with respect to solar energy photovoltaic modules and its component parts, to sell the products manufactured by its own and to engage in the import and export business with respect to such products (distribution of imported commodities is excluded).

Article 8.	The production scale in the early stage of the Company is fifty (50) megawatts solar energy photovoltaic component parts per year.

Article 9.	The Company will directly export up to ninety-five (95) percent of its products and the rest will be sold in domestic market.

CHAPTER 3. TOTAL INVESTMENT AND REGISTERED CAPITAL

Article 10.	The total investment of the Company shall be US$ 25 Million (US$ 25,000,000.00) and the registered capital of the Company shall be US$ 10 Million (US$ 10,000,000.00).

Article 11.	The contributions to the registered capital of the Parties are as follows:

1.
Party A’s contribution to the registered capital of the Company shall be US$ 4.9 Million (US$ 4,900,000.00), representing forty-nine percent (49%) of the total registered capital of the Company, among which, US$ 0.01 Million (US$ 10,000.00) will be made in the form of Renminbi and US$ 4.89 Million (US$ 4,890,000.00) will be made in cash in the form of United States Dollars.

2.	Party B’s contribution to the registered capital of the Company shall be US$ 5.1 Million (US$ 5,100,000.00 representing fifty-one percent (51%) of the total registered capital of the Company.

The exchange rate of the Renminbi and the United States Dollars shall be the BasicRate published by the People’s Bank of China on the date of receipt of such contribution.

The contribution to the registered capital of the Company made by the parties in cash or in foreign currency shall be wired into the Company’s account and used in a unified manner.

If one of the parties to the Company contributes to the registered capital in kind, its price and quality of shall be acknowledged by the other Party to the Company.

Article 12.	Each Party’s contribution to the registered capital of the Company has been fully paid.

Article 13.
After the Parties have made their contributions to the registered capital of the Company, a certified public accountant retained by the Company shall verify such contribution and issue a capital verification report, according to which, the Company shall issue an investment certificate to the parties to the Company.

Article 14.
During the term of the Company, the Company shall not reduce its registered capital.  Upon approval by the Approval Authority, the Company may reduce its registered capital to the extent necessary to reflect the change in the total amount of investment and the production scale.

Article 15.
Any transfer by a Party of all or any part of its contribution in the Company shall be consented by the other Party.  Upon one Party’s transfer, the other Party shall have a right of first refusal regarding such transfer under the same condition.

Article 16.
Any increase or transfer in the registered capital of the Company shall be approved by the Board unanimously.  The Company shall submit an application to the original Approval Authority and register such change with the original Registration Authority within thirty (30) days after the approval.

CHAPTER 4. THE BOARD OF DIRECTORS

Article 17.	The Company shall establish a Board of Directors.

Article 18.	The Board shall decide all the major issues of the Company, and its major authorities are as follows:

1.	Decide the appointment of the senior staffs such as the General Manager and the Deputy General Manager;

2.	Decide and approve the important reports made by the General Manager (such as the production plan, annual business report, financing and loans);

3.	Approve the annual financial statement, balance and budgets, and annual profit distribution plan;

4.	Approve the important internal rules and regulations of the Company;

5.	Decide the establishment of the branch offices;

6.	Amend these Articles of Association;

7.	Discuss the extension, suspension, and dissolution or merger with other economic entities of the Company;

8.	Discuss the increase or assignment of the registered capital of the Company;

9.	In charge of the liquidation of the Company upon termination or expiration of the Company; and

10.	Other major issues that shall be decided by the Board.

Article 19.
The Board shall consist of three (3) Directors, one shall be appointed by Party A and two shall be appointed by Party B.  The term of office of the Directors shall be three (3) years.  The Board shall have one (1) Chairman whom shall be appointed by Party B, and the Board shall have one (1) Vice Chairman whom shall be appointed by Party A.  The Chairman of the Board shall be the legal representative of the Company.  The term of office of the Chairman and the Vice Chairman shall be three (3) years and the Chairman and the Vice Chairman may serve consecutive terms upon expiration of the term of office if reappointed by the appointing party.

The term of office of the Director shall be three (3) years and directors shall be appointed by the investors.  The Directors may serve consecutive terms upon expiration of the term of office if reappointed by the appointing party.  Where the number of the Board member is lower than the statutory required number due to that no timely appointment has been made upon expiration of the term of office, or a Director resigns during his/her term of office, before the newly appointed Director takes office, the original Director shall perform his/her obligations as a Director according to the provisions of the laws, regulations and this Articles of Association.

Article 20.
Meetings of the Board shall be held at least once a year.  Board meetings shall be convened and presided over by the Chairman.  If the Chairman cannot or fails to fulfill his/her obligations, the Board meetings shall be convened and presided over by the Vice Chairman.  If the Vice Chairman cannot or fails to fulfill his/her obligations, the Board meeting shall be convened and presided over by a Director jointly elected by more than half of the Directors.

If a director is unable to attend a meeting of the Board, the director may appoint a proxy in writing to attend such meeting.  The absence of a Director from a meeting of the Board without appointment of a proxy shall be considered as the forfeiture of such Director's right.

Article 21.
Each director shall have only one vote in the resolution of the Board meeting.  The quorum for all meetings of the Board shall be more than two thirds of the all the Directors.  No resolution is validly passed if such quorum is not present in the Board meeting.

The Board shall prepare meeting minutes to record the resolutions made with respect to the issues discussed at the meeting of the Board.  All Directors present in the Board meeting shall sign on the meeting minutes.

Article 22.	The following matters shall be approved unanimously by the Board:

1.	the amendment to these Articles of Association of the Company;

2.	the extension, termination, and dissolution of the Company;

3.	the increase or assignment of the registered capital of the Company;

4.	the Company’s merger with other economic entities.

Decisions with respect to all other matters shall be adopted if they receive the affirmative vote of a simple majority.

Article 23.
The Chairman, Vice Chairman or other Directors upon authorization by the Chairman shall have the right to supervise and examine the implementation of the Board resolutions by the General Manager, provided, however, no one has the right to interfere the General Manager’s management in the daily business.

CHAPTER 5.  SUPERVISORS

Article 24.
The Company shall have one Supervisor instead of a board of supervisors.  The Supervisor shall be jointly appointed or changed by the Parties.  The term of office of the Supervisor shall be three (3) years.  The Supervisor may serve for consecutive term upon expiration of his/her term of office if re-appointed.  Where no timely appointment is made upon expiration of the term of office of the Supervisor, the original Supervisor shall continue to perform his/her obligation as a Supervisor before the newly appointed Supervisor takes office according to the provisions of the laws, regulations and these Articles of Association.

Article 25.	The Supervisor shall exercise the following functions and powers:

1.	To examine the Company’s financial affairs;

2.
To supervise the acts of the Directors and the senior management in respect of their performance of duties for the Company, and make dismissal proposals with respect to Directors or senior management who violate the laws, regulations or the provisions of these Articles of Association.

3.	To demand Directors or senior management to rectify when their acts damage the interests of the Company;

4.	To make motions to the Board;

5.	To exercise other functions and powers provided by these Articles of Association.

Article 26.	The Directors and senior management shall not concurrently server as Supervisor.

CHAPTER 6.  BUSINESS MANAGEMENT INSTITUTION

Article 27.
The Company’s business management institution will include eight departments such as the sales department, purchase department, manufacturing department, technology department, finance department, executive department, logistic department, and engineering department.

Article 28.
The Company shall have one General Manager recommended by Party A.  The Company shall have one Deputy General Manager recommended by Party B.  The General Manager and the Deputy General Manager shall both be appointed by the Board.  The manager shall be responsible for the Board, and has the following functions and powers:

1.	To take charge of the production, operation and management of the Company and organize the implementation of the Board resolutions;

2.	To organize the implementation of the Company’s annual business plan and investment plan;

3.	To draft plans on the establishment of the Company’s internal management organization;

4.	To draft the Company’s basic management regulations;

5.	To formulate the Company’s specific rules and regulations;

6.	To propose to hire or dismiss the Company’s deputy manager(s) and the person in charge of finance;

7.	To decide on the hiring or dismissal of the management personnel other than those who shall be decided by the Board; and

8.	Other powers conferred by the Board.

Article 29.
The Deputy General Manager shall assist in the works of the General Manager.  Where the General Manager is absent, the Deputy General Manager may exercise the power and function of the General Manager according to the authorization made by the General Manager.

Article 30.	Each of the General Manager and the Deputy General Manager shall serve a term of three (3) years and may serve for consecutive terms upon further recommendation and appointment made by the Board.

Article 31.	The Chairman may serve concurrently as the General Manager, Deputy General Manager or other senior management of the Company upon appointment made by the investors.

Article 32.
The General Manager and the Deputy General Manager shall not concurrently occupy an operational position in any other economic organization and shall not participate in the competition against the Company carried out by other economic organization.

Article 33.	The General Manager and the Deputy General Manager shall only work on behalf of the Company and shall not represent either Party to the Equity Joint Venture.

Article 34.	The resignation of the General Manager, Deputy General Manager and other senior management shall be made to the Board in writing sixty (60) days in advance.

Where the abovementioned personnel engaged in malpractice or gross negligence, they will be dismissed at any time upon the resolution of the Board.  Where such personnel breach the criminal law, they shall be accountable for their criminal responsibilities according to the laws.

CHAPTER 7.  FINANCIAL AFFAIRS AND ACCOUNTING

Article 35.	The accounting of the Company shall comply with the Accounting Law of the People's Republic of China and other relevant laws and regulations.

Article 36.	The accounting year of the Company shall be calendar year starting from January 1 of each year to December 31 of the same year.

Article 37.	All accounting records, vouchers, books and statements of the Company shall be made in the Chinese.

Article 38.
The standard bookkeeping currency of the Company shall be Renminbi.  The exchange method of Renminbi and other currencies shall apply the relevant financial laws and regulations of the PRC and the exchange rate shall be the BasicRate published by the People’s Bank of China on the date of actual occurrence.

Article 39.	The Company shall open a foreign currency bank account with such bank approved by the State Administration of Foreign Exchange.

Article 40.	The Company shall adopt the debit and credit double entry bookkeeping method and the accrual system to keep accounts.

Article 41.
Annually, the financial department of the Company shall prepare the balance sheet and profit and loss statement for the last financial year within three (3) months after the end of the previous financial year, which shall be approved and signed by the General Manager and then submitted to the Board meeting for further approval.

Article 42.	Each Party shall have the right to separately retain a certified public accountant at its own expense to inspect the Company’s accounts. The Company shall provide convenience for such inspections.

Article 43.
The depreciation term of the fixed assets shall be decided by the Board and accelerated depreciation shall be submitted to relevant authority for approval in accordance with the provisions of the Enterprise Income Tax Law of the People’s Republic of China and its implementation rules.

Article 44.	All foreign exchange related matters of the Company shall be handled according to the Regulations of Foreign Exchange Administration of the People’s Republic of China and relevant regulations.

CHAPTER 8.  PROFITS DISTRIBUTION

Article 45.
The Company shall withdraw the reserve fund, the enterprise expansion fund and the employee bonus and welfare fund from the after tax profit, among which, the reserve fund withdrawn each year shall not be less than ten percent (10%) of the after tax profit.  The percentage of the enterprise expansion fund and the employee bonus and welfare fund shall be discussed and determined by the Board according to the business of the Company.

Article 46.	The Company shall distribute the after tax profits of the Company deducting each fund withdrawn in proportion to the respective shares in the registered capital of the Parties to the Company.

Article 47.
The Company shall distribute its profits once every year.  The profit distribution plan and the amount of profit to be distributed to each Party shall be published within three (3) months following each accounting year.

Article 48.
The Company may not distribute any profits unless the losses of the previous year have been made up.  Undistributed profits from the previous year may be distributed together with the profit of the current year.

CHAPTER 9.  EMPLOYEE

Article 49.
The Company shall adopt labor contract system on recruitment.  Matters relating to the recruitment, dismissal, termination of the employment contract, wages, welfare, labor insurance, labor protection, labor discipline, and employment disputes shall be handled in accordance with the Labor Law of the People’s Republic of China and other related laws and regulations.

Article 50.
The Company shall give priority consideration for employing personnel who are Party A’s original employee and recommend by Party A based on merits.  Where such personnel cannot satisfy the need of the Company, the Company may recruit from the public based on merits after the Company formulates an employment plan according to its business need and files it with the local labor administration authority for record.  Such recruited personnel shall be placed to his/her position after being trained and passed examination.

Article 51.	The Company shall have the right to discipline employees who have violated the rules, regulations and labor discipline of the Company according to the situation of his/her violation.

Such decision in connection with the discipline of employees shall be filed with the local labor authority for record.

Article 52.
The welfare and benefits of the employees of the Company shall be formulated by the Board based on the actual situation of the Company according to the relevant rules of China, and set forth specifically in the labor contract, to ensure the employees’ lawful benefits.

With the development of the Company’s production, the improvement of the employees’ professional ability and the technology, the Company shall increase the remuneration paid to the employees accordingly.

Article 53.
Matters with respect to the employees’ placement, bonus, labor protection, and labor insurance shall be separately set forth in various regulations of the Company to ensure that the employees work under the normal working conditions.

CHAPTER 10.  TRADE UNION

Article 54.	The employees of the Company shall have the right to establish a trade union organization and carry out trade union activities in accordance with the Trade Union Law of the People's Republic of China.

Article 55.
The trade union of the Company shall be the representative of the employees.  Its responsibilities are to protect the democratic rights and material benefits of the employees in accordance with law; to organize the employees to study politics, professional knowledge, science, and technology, to carry out cultural, entertainment and sports activities; to educate the employees to observe labor discipline and to strive to fulfill the various manufacture tasks of the Company.

Article 56.
The trade union of the Company shall enter into collective labor contract with the Company on behalf of the employees, guide the employees to enter into individual labor contract with the Company, and supervise the implementation of the contracts.

Article 57.	The person in charge of the trade union of the Company shall have the right to make the opinion and requirement of the employees known by the Board of the Company.

Article 58.	The trade union of the Company may participate in the mediation of the disputes between the employees and the Company.

Article 59.
The Company shall pay an amount equal to two percent (2%) of the actual wages received by the Chinese employees of the Company into the Company’s trade union fund for such trade union’s use in accordance with the Administration Rules regarding the Trade Union Fund formulated by the All China Federation of Trade Unions.

CHAPTER 11.  DURATION, TERMINATION AND LIQUIDATION

Article 60.	The term of the Company will expire on February 26, 2059.

Article 61.
If both Parties agree to extend the term of operation, upon resolution adopted by the Board, an application in writing for extension shall be submitted to the original Approval Authority within six (6) months prior to the expiration of the term.  The extension shall be approved by the original Approval Authority and registered with the original Registration Authority within thirty (30) days following the approval.

Article 62.	Upon resolution adopted by the Board, the Parties may terminate the equity joint venture prior to its expiration if both Parties believe that termination will serve the best interest of the Parties.

The early termination of the Company shall be approved in the Board meeting at which the entire Board member present and shall be submitted to the original Approval Authority for approval.

Article 63.
Where a Party fails to perform its obligations under the Joint Venture Contract, and these Articles of Association or materially breaches the Joint Venture Contract or these Articles of Association, making it impossible for the Company to operate, in addition to the right to seek compensation from the breaching Party, the complying Party shall have the right to submit the early termination application to the original Approval Authority for approval according to the Joint Venture Contract.

Article 64.
If, upon the scheduled expiration of the term of the Company or upon any earlier proposed dissolution of the Company, the Board shall propose a liquidation procedure and establish a Liquidation Committee to liquidate the assets of the Company in accordance with the laws

Article 65.
The task of the Liquidation Committee is to carry out a full examination of the Company's assets, rights and liabilities, compile a statement of assets and liabilities and a detailed list of assets, prepare a plan for liquidation, submit the same to the Board for approval, and implement the same upon examination and approval by the Board.  Such plan shall be filed with principal financial authority for record.

Article 66.	During the period of liquidation, the Liquidation Committee shall represent the Company to institute or defend against in any legal proceeding.

Article 67.	Liquidation expenses and the remunerations of the members of the Liquidation Committee shall be paid in priority from the liquidation income of the Company’s remaining assets.

Article 68.	The payment priority of liquidated debts is as follows:

1.	The wages, the insurance premiums and welfare of the employees to be paid by the Company;

2.	The state tax arrears and other payments to be made by the Company;

3.	Unpaid secured debts of the Company;

4.	Other unpaid debts of the Company

Where the liquidation assets are insufficient to make all the payments under the same order of priority, such payments shall be made on a pro-rata basis.

Article 69.
After the liquidation, such amount of the net assets or the remaining assets of the Company exceeding the aggregate amount of the registered capital, reserve fund, enterprise expansion fund, capital reserve and the undistributed profits shall be deemed as profits, which shall be subject to income tax.

Article 70.
After the liquidation is completed, the Company shall submit a report to the original Approval Authority and register the cancellation with the original Registration Authority, to whom the Company shall return and cancel its business license.  The Company shall also make a public announcement of the Company’s dissolution.

Article 71.	After the termination of the Company, its various accounting vouchers, books and documents shall be kept by Party A.

CHAPTER 12.  INTERNAL RULES AND REGULATIONS

Article 72.	The rules and regulations of the Company formulated by the Board include:

1.	Business and management code, including the responsibilities of all the departments to which they belong;

2.	Employee manual;

3.	Labor remuneration code;

4.	Employee attendance management, promotion, reward and discipline code;

5.	Employee welfare code;

6.	Financial Accounting code;

7.	Liquidation procedure upon dissolution of the Company;

8.	Other necessary rules and regulations.

CHAPTER 13.  MISCELLANEOUS

Article 73.
These Articles of Association have been executed in six (6) copies in Chinese.  These Articles of Association and any amendments to these Articles of Association shall become effective upon execution by the investor and approval by the Approval Authority.

Article 74.	As far as the statutory required registration items of the Company are concerned, such contents approved and examined by the Registration Authority shall prevail.

Article 75.	Any amendments to these Articles of Association shall be approved by the Board unanimously and submitted to the original Approval Authority for approval.

Any amendments to these Articles of Association involving a change of the statutory required registration items shall be registered with the original Registration Authority within statutory required time to reflect such change and the amended Articles of Association shall also be submitted to the original Registration Authority.

Any amendments to these Articles of Association which do not involve a change of the statutory required registration items shall be filed with the Registration Authority for record.

Article 76.
Matters not covered in these Articles of Association shall be dealt with in accordance with the Company Law of the People’s Republic of China the Sino-Foreign Equity Joint Ventures Law of the People's Republic of China, and other state laws and regulations.  Should any provisions of these Articles of Association conflict with the state laws and regulations, the state laws and regulations shall prevail.

Party A: Rugao Brother Solar Energy and Technology, Ltd.

Legal Representative: Wang Jianjun

(signature and company seal)

Party B: Worldwide Energy and Manufacturing USA, Inc.

Legal Representative: Wang Yong

(signature and company seal)

Worldwide Energy and Manufacturing (Nantong) Co., Ltd

Legal Representative: Wang Yong

(signature and company seal)

Date: March 10, 2010